Exhibit 10.5

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (“Agreement”) is entered into as of this 22nd day of March, 2022, by and between Bubblr, Inc., a Wyoming corporation (the “Bubblr”) and White Lion Capital LLC, a Nevada limited liability company (“White Lion”).

WHEREAS, on or about February 1, 2022, Bubblr entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and Registration Rights Agreement with White Lion, pursuant to which Bubblr has the right, but not the obligation to cause White Lion to purchase up to $10 million of its common stock shares (the “Commitment Amount”) during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which White Lion has purchased a number of our common stock shares pursuant to the Purchase Agreement equal to the Commitment Amount or (ii) December 31, 2022, at the purchase price set forth in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Bubblr issued to White Lion 103,000 shares as commitment shares;

WHEREAS, the parties now desire to terminate and release each other and otherwise settle, compromise, dispose of, and release with finality, all claims, demands and causes of action, arising out of the Purchase Agreement and Registration Rights Agreement;

NOW, THEREFORE, in exchange for consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Termination. Subject to the terms and conditions of this Agreement, as of the date hereof, the Parties hereby terminate the Purchase Agreement and Registration Rights Agreement and any and all rights, obligations or duties created thereunder.

2.	Coordination. The parties agree to take whatever measures are necessary return to their respective positions as if the Purchase Agreement and Registration Rights Agreement were never executed.

3.	Commitment Shares; Registration; Participation Right.

(a)	Commitment Shares. The parties agree that White Lion shall retain the 103,000 commitment shares for its efforts in connection with the Purchase Agreement and Registration Rights Agreement and, in addition, within five (5) business days of execution of this Agreement, Bubblr shall issue to White Lion an additional 103,000 shares common stock to bring the total amount held by White Lion to 206,000 shares of common stock.

(b)	Registration Right. Bubblr shall register the 206,000 shares in a registration statement on Form S-1 with White Lion as the selling shareholder. The Parties understand that the shares will have to be registered on Form S-1 for resale at a fixed price and will not be available at variable market prices until Bubblr is on the OTCQB tier of OTC Markets.

4.	Mutual Release. Except for the obligations set forth in this Agreement, each party hereby releases, remises, acquits and forever discharges any other party to this Agreement and their related or controlled entities, and all of their directors, officers, members, managers, partners, employees, servants, attorneys, assigns, heirs, successors, agents and representatives, past and present, and the respective successors, executors, administrators and any legal and personal representatives of each of the foregoing, and each of them, from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, and by whomever asserted, whether at this time known or suspected, or unknown or unsuspected, anticipated or unanticipated, direct or indirect, fixed or contingent, or which may presently exist or which may hereafter arise or become known, in law or in equity, in the nature of an administrative proceeding or otherwise, for or by reason of any event, transaction, matter or cause whatsoever, with respect to, in connection with or arising out of the Purchase Agreement or the Registration Rights Agreement.

It is understood by the parties that the facts with respect to which the foregoing release is given may hereafter turn out to be other than or different from the facts now known to a party or the parties or believed by a party or the parties to be true, and each party therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

This release shall not apply to the obligations set forth under Section 3 of this Agreement.

5.	No Assignment. The parties to this Agreement represent and warrant that neither they or their affiliated persons or entities have assigned or transferred any claim or interest herein or authorized any other person or entity to assert any claim or claims on its behalf with respect to the subject matter of this Agreement.

6.	Non-Disparagement. The parties agree not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business, prospects or operations of any other party to this Agreement.

7.	Confidentiality. The parties agree that they will keep confidential all information and trade secrets of one another or any of its subsidiaries or affiliates and will not disclose such information to any person without written prior approval or use such information for any purpose. It is understood that for purposes of this Agreement the term “confidential information” is to be construed broadly to include all material nonpublic or proprietary information.

8.	Cooperation. Each of the parties hereby agree to perform any and all acts and to execute and deliver any and all documents reasonably necessary or convenient to carry out the intent and the provisions of this Agreement.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

10.	Complete Agreement. This Agreement represents the complete agreement among the parties concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Purchase Agreement, the Registration Rights Agreement, or otherwise. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.	Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The parties acknowledge that they have read and fully understand the terms of this Agreement and have been advised to consult with an attorney before executing this Agreement.

12.	Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto, their predecessors, parents, subsidiaries and affiliated corporations, all officers, directors, shareholders, agents, employees, attorneys, assigns, successors, heirs, executors, administrators, and legal representatives of whatsoever kind or character in privity therewith.

13.	Counterparts. This Agreement may be executed in counterparts, one or more of which may be facsimiles, but all of which shall constitute one and the same Agreement. Facsimile signatures of this Agreement shall be accepted by the parties to this Agreement as valid and binding in lieu of original signatures.

14.	Time for Performance. The parties understand that time is of the essence with respect to each and every act required by this Agreement. Failure to perform any provision hereof in strict accordance with the Agreement shall be deemed a material breach of the Agreement.

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The parties to this Agreement have executed this Agreement as of the day and year first written above.

BUBBLR INC.

By	/s/ Rik Willard
Printed Name: Rik Willard
Title:	CEO

WHITE LION CAPITAL, LLC

By:	/s/ Nathan Yee
Printed Name: Nathan Lee
Title:	Managing Partner

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